Exhibit 99.1

BioAmber Reports Third Quarter 2016 Financial and Operational Results

Montreal, Canada, November 3, 2016. BioAmber Inc. (NYSE: BIOA), a leader in renewable materials, today announced financial and operational results for the three months ending September 30, 2016.

Highlights

•	Q3 2016 Sales of bio-succinic acid were $3.7 million, an increase of 45% over the previous quarter
•	The unit cost of bio-succinic acid continues to improve with Q3 2016 reporting a further 12% reduction vs Q2 2016
•	The Sarnia plant operations continue to improve with fermentation yields, plant uptime and percentage of ‘on-spec’ products all increasing in Q3 vs Q2 2016
•	Cash on hand was $15.9 million as of September 30th, 2016, compared to cash on hand of $5.5 million as of June 30th, 2016
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Jean-Francois Huc, BioAmber’s Chief Executive Officer stated: “We have continued to validate our production process at a commercial scale with our biotechnology, as measured by fermentation performance, achieving operating targets since inception. Our purification process has also improved every quarter since we started up Sarnia, while our plant uptime and percentage of on-spec product continue to meet target levels.” He added, “We will steadily increase our throughput towards full capacity and focus on further efficiency gains throughout our production process.”

Q3 2016 Financial Results

Revenues for the quarter ended September 30, 2016 were $3.7 million.  The 45% increase relative to the previous quarter was driven by an increase in the quantity of bio-succinic acid sold.

Cost of goods sold for the quarter ended September 30, 2016 was $5.0 million. The cost of goods per unit sold decreased by 12% in Q3 2016 relative to the previous quarter, as a result of the greater volume of succinic acid sold and improved operating performance, including higher yields, higher plant uptime and higher percentage of on-spec product in Q3 2016, relative to the previous quarter.

Research and development expenses for the quarter ended September 30, 2016 were $1.8 million, significantly lower than the $6.0 million incurred in the same period last year. The lower R&D expenses were the result of two factors.  First, certain non-recurring Sarnia commissioning and start-up costs incurred in Q3 2015 were recorded as research and development expenses. Second, the Company has streamlined its R&D efforts over the past year, given that Sarnia is operational.

Sales and marketing expenses for the quarter ended September 30, 2016 were $479,000, down from the $921,000 incurred in the same period last year. This was due to the expanded commercial role that Mitsui assumed in 2016, particularly in Asia, which allowed the Company to reduce the size of its global commercial team.  As a result, there has been a decrease in sales and marketing salaries, benefits and associated costs, including stock-based compensation and travel expenses.

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General and administrative expenses for the quarter ended September 30, 2016 were $1.8 million, down from $2.2 million for the same period last year. This was the result of the Company’s efforts to reduce headcount at the corporate level, which resulted in a decrease in salaries & benefits, recruitment costs and stock-based compensation expense.  These efforts were partially offset by an increase in Sarnia headcount as the facility transitioned from construction to production.

Depreciation of property and equipment and amortization of intangible asset expense were $1.2 million for the quarter ended September 30, 2016, up significantly from $123,000 for the same period last year. This increase was due to the depreciation of Sarnia facility assets following the beginning of production in Q4 2015.

For the quarter ended September 30, 2016, the Company incurred a net financial charge of $3.2 million, compared to a financial gain of $1.6 million for the same period last year. This $4.7 million variation was mainly due to a non-cash mark-to-market adjustment change of $3.4 million on the warrants that were issued at the time of the initial public offering (IPO Warrants), as well as an adjustment on warrants issued in June 2009 and April 2011 (Legacy Warrants). It was also due to an increase in the end of term charge of $602,000 and to interest and other charges of $600,000 in connection with the repayment of the outstanding Tennenbaum loan in September 2016.

The Company recorded a net loss attributable to BioAmber Inc. shareholders of $6.2 million, or a loss of $0.21 per share for the quarter ended September 30, 2016, compared to a net loss of $7.0 million, or a loss of $0.27 per share for the same period last year.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the quarter ended September 30, 2016 was $7.4 million, or a loss of $0.26 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $9.4 million, or a loss of $0.36 per share for the same period last year.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes the impact of the change in fair value of the IPO and Legacy Warrants and the grant income from Sustainable Development Technology Canada (SDTC).

Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern Time on November 3, 2016. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com.   Audio of the teleconference is also available by dialing:

North American callers:  +1 (888) 390-0546     International callers: (416) 764-8688

Teleconference replays will be available through November 10, 2016: Domestic: 1-888-390-0541

International: 416-764-8677   Passcode: 534811#   A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber’s website, for a period of 30 days.

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About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the beginning of our commercial operations and the ramping-up of our sales for our Sarnia Bio-SA facility.   All statements other than statements of historical fact contained in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K and the recent quarterly reports on Form 10-Q.

BioAmber Investor Contact

Roy McDowall

Sr. VP Communication & Strategy

514-844-8000 Ext. 270

roy.mcdowall@bio-amber.com

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BioAmber Inc.
Consolidated Statement of Operations
(unaudited, in thousands)

	Three Months ended September, 30
	2016	2015

Product sales	$ 3,661	$ 352
Cost of goods sold excluding depreciation and amortization	5,035	367
Operating expenses
General and administrative	1,767	2,220
Research and development, net	1,773	5,999
Sales and marketing	479	921
Depreciation of property and equipment and amortization of intangible assets	1,208	124
Foreign exchange (gain) loss	(29)	610
Operating expenses	5,198	9,874

Operating loss	(6,572)	(9,889)
Amortization of debt discounts	1,038	123
Financial charges (income), net	3,190	(1,552)
Grant income	(4,047)	—
Other expense (income), net	(34)	(1)
Loss before income taxes	(6,719)	(8,459)
Income taxes	—	(28)
Net loss	(6,719)	(8,431)
Net loss attributable to:
BioAmber Inc. shareholders	(6,158)	(7,051)
Non-controlling interest	(561)	(1,380)
	(6,719)	(8,431)

Basic net loss per share attributable to BioAmber Inc. shareholders	(0.21)	(0.27)
Weighted-average of common shares outstanding - basic	28,811	25,858

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BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of September 30, 2016	As of December 31, 2015
Assets	$	$
Current assets:
Cash and cash equivalents	15,940	6,974
Accounts receivable	3,973	979
Inventories	2,545	1,749
Prepaid expenses and other current assets	956	1,142
Total current assets	23,414	10,844
Property and equipment, net	125,821	122,543
Investment in cost and equity method investment	447	447
Intangible assets including goodwill	6,809	6,977
Restricted cash	573	541
Deferred financing costs	546	435
Total assets	157,610	141,787

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	5,479	15,834
Income taxes payable	118	112
Deferred grants	—	3,438
Short-term portion of long term debt	23,750	10,297
Total current liabilities	29,347	29,681
Long-term debt	30,715	28,492
Warrants financial liability	4,231	12,232
Other long term liabilities	262	443
Total liabilities	64,555	70,848
Redeemable non-controlling interest	40,366	24,584
Shareholders’ Equity	52,689	46,355
Total Liabilities and Shareholders’ Equity	157,610	141,787

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BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine months ended September 30,
	2016	2015
	$	$
Operating Activities
Net loss	(16,322)	(32,319)
Adjustments to reconcile net loss to cash:
Stock-based compensation	2,686	3,855
Depreciation and amortization	3,600	288
Write-off intangible assets	—	1,141
Loss on disposals of property and equipment	133	—
Amortization of debt discounts	2,479	281
Other long-term liabilities	(17)	34
Financial charges (income), net	(8,103)	1,041
Grant income	(4,047)	—
Changes in operating assets and liabilities	(13,510)	3,188
Net cash used in operating activities	(33,101)	(22,491)

Investing activities
Acquisition of property and equipment and intangible asset, net of disposals	(540)	(62,465)
Investment in equity method and cost investments	—	(413)
Net cash used in investing activities	(540)	(62,878)

Financing activities
Deferred financing costs	(1,369)	(882)
Issuance of short-term and long-term debt	26,929	21,967
Repayment of long-term debt	(14,081)	(585)
Government grants	1,108	7,947
Net proceeds from issuance of common shares	29,644	42,011
Net cash provided by financing activities	42,231	70,458
Foreign exchange impact on cash	376	(1,926)
Decrease in cash and cash equivalents	8,966	(16,837)
Cash and cash equivalents, beginning of period	6,974	51,043
Cash and cash equivalents, end of period	15,940	34,206

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended September 30, 2016, the impact of the change in fair value of the IPO warrants and the Legacy Warrants and the STDC grant income. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended September 30, 2015, the impact of the change in fair value of the IPO warrants and the Legacy Warrants. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands, except for share data)
	Three Months ended September, 30
	2016	2015
	$	$
Net loss attributable to BioAmber Inc. Shareholders	(6,158)	(7,048)
Adjustment:
Warrants revaluation expense (income)	1,108	(2,305)
Grant income	(2,396)	—
Adjusted net loss attributable to BioAmber Inc. shareholders	(7,446)	(9,353)

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	(0.26)	(0.36)

Weighted-average of common shares
outstanding- basic	28,811	25,858

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